Exhibit 10.42

SUPPORT AND CAPITAL SUBSCRIPTION AGREEMENT

     This Agreement is made as of May 29, 2002, by and between Xcel Energy, Inc., a Minnesota corporation (“Xcel”) and NRG Energy, Inc., a Delaware corporation (“NRG”).

Recitals

     A.     Xcel is the owner of 74.3% of the outstanding shares of NRG.

     B.     The parties hereto desire to take certain actions to enhance and maintain the credit rating of NRG and NRG’s ability to issue indebtedness upon favorable terms and to enhance the ability of other direct and indirect subsidiaries of NRG to issue upon favorable terms indebtedness which may be guaranteed by NRG.

     IN CONSIDERATION of the mutual promises herein contained, the parties hereto agree as follows:

     1.     Stock Ownership. During the term of this Agreement, Xcel will own at least 74.3% of the voting capital stock of NRG now or hereafter issued and outstanding.

     2.     Capital Subscription. If, during the term of this Agreement, NRG requires funds to avoid a downgrading of its credit rating by any of the nationally recognized United States credit rating agencies or to make payment when due (i) upon any of its indebtedness for borrowed money or (ii) as a result of its guarantee of payment of any indebtedness for borrowed money of any direct or indirect subsidiary of NRG (hereinafter, such indebtedness and guarantee obligations being collectively referred to as “Debt”), Xcel shall provide such funds to NRG up to a maximum aggregate amount of $300,000,000. Xcel may elect to provide such funds either as equity or as a loan. If such funds are provided to NRG as a loan, such loan shall be evidenced by a Subordinated Convertible Note in substantially the form attached hereto as Exhibit I or, if Xcel shall otherwise elect, on such terms and conditions, including maturity and rate of interest, as Xcel and NRG shall agree. Notwithstanding the foregoing, any such loan shall be subordinated in all respects to any Debt outstanding during the term of such loan. If such funds are to be provided as equity, such equity shall be in the form of common stock of NRG and shall be sold at a price per share determined as follows: (i) if at such time NRG’s common stock is listed on any established stock exchange or a national market system, a price per share determined by the Independent Directors Committee of the Board of Directors of NRG and approved by the Finance Committee of the Board of Directors of Xcel, which shall not be less than the most recent closing price of a share of such common stock on the principal exchange upon which such common stock is traded, or (ii) if at such time NRG’s common stock is not so traded, at a price established in good faith by the Board of Directors of NRG and approved by the Finance Committee of the Board of Directors of Xcel.

     3.     Dividend Restriction. From the date of this Agreement, Xcel will not require and NRG will not pay any dividends on its capital stock.

     4.     No Guarantee of Indebtedness. This Agreement is not, and nothing herein contained, and nothing done pursuant hereto by Xcel, shall be construed or deemed to constitute, a direct or indirect guarantee of any Debt by Xcel to any person, firm, corporation or other entity to whom NRG is liable for payment of any Debt (hereinafter, a “Creditor”).

     5.     Waiver. Xcel hereby waives any failure or delay on the part of NRG in asserting or enforcing any of its rights or in making any claims or demands hereunder.

     6.     Termination, Amendment. This Agreement may not be amended or terminated, except as provided in this paragraph. NRG and Xcel may modify or terminate any or all of the provisions of this Agreement if two nationally recognized United States credit rating organizations confirm in writing that their ratings of the indebtedness of NRG would be the same whether or not such provisions were in effect.

     7.     Rights of Creditors. The obligations of Xcel pursuant to this Agreement are to NRG only and do not run to and are not enforceable directly by any Creditor, nor shall this Agreement cause Xcel to be responsible for the payment to a Creditor of any obligation of NRG or of any entity the obligations of which have been guaranteed as to payment by NRG; provided, however, that any Creditor shall have the right to demand that NRG enforce NRG’s rights under this Agreement, and if NRG fails or refuses to take timely action to enforce such rights, such Creditor may proceed against Xcel to enforce, on behalf of NRG, NRG’s rights under this Agreement.

     8.     Notices. Any notice, instruction, request, consent, demand or other communication required or contemplated by this Agreement to be in writing, shall be given or made or communicated by United States first class mail, addressed as follows:

If to NRG:	901 Marquette Avenue	(with a copy to the
	Suite 2300	then current address
	Minneapolis, Minnesota 55402	of the corporation’s
	Attention: James. J. Bender	registered agent)

If to Xcel:	800 Nicollet Mall	(with a copy to the
	Minneapolis, Minnesota 55402	then current address
	Attention: Gary Johnson	of the corporation’s registered agent)

     9.     Successors. The covenants, representations, warranties and agreements herein set forth shall be mutually binding upon, and inure to the mutual benefit of, Xcel, NRG and their successors.

     10.     Governing Law. This Agreement shall be governed by the laws of the State of Minnesota.

     IN WITNESS WHEREOF, the parties hereto have set their hands and have affixed their corporate seals as of the day and year first above written.

(SEAL)	XCEL ENERGY, INC.

Attest:	By: /s/ Paul Pender Vice President &Treasurer

(SEAL)	NRG ENERGY, INC.

Attest:	By: /s/ Brian B. Bird Vice President &Treasurer

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